Exhibit (4)(e)(i)

ADDITIONAL BENEFITS SPECIFICATIONS

HIGHEST ANNIVERSARY VALUE (“HAV”) DEATH BENEFIT RIDER

Covered Person:	[John Doe]

Joint Covered Person:	[Jane Doe]

Effective Date:	[Issue Date]

Maximum HAV Age:	[80]

Annual Rider Fee Rate:	[.40]%

ICC20-VATRAD-ABPHAV-01	[3-E]